POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter and Six- Months
Ended June 30, 2008

San Juan, Puerto Rico, Thursday, July 17, 2008 – Popular, Inc. (“the Corporation”) (NASDAQ: BPOP, BPOPO, BPOPP) reported net income for the quarter ended June 30, 2008 of $24.3 million, compared with $75.0 million in the same quarter of 2007. Basic and diluted earnings per common share (EPS) for the quarter ended June 30, 2008 were $0.06, compared with $0.26 for the quarter ended June 30, 2007. Net income for the second quarter of 2008 represented a return on assets (ROA) of 0.24% and a return on common equity (ROE) of 2.08%, compared with 0.64% and 7.80%, respectively, in the same quarter of 2007. This press release should be read in conjunction with the accompanying Financial Summary (Exhibit A), which is an integral part of this report.

For the six months ended June 30, 2008, the Corporation’s net income totaled $127.5 million, compared to $193.6 million for the same period in 2007. EPS for the six months ended June 30, 2008, basic and diluted, were $0.42. Basic and diluted EPS for the six months ended June 30, 2007 were $0.67. ROA and ROE for the first six months of 2008 were 0.61% and 7.11%, respectively, compared with 0.83% and 10.32%, respectively, for the same period in 2007.

“We continue to feel the pressure of the turmoil in the financial markets and deteriorating economic conditions,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc. “We are fully engaged in the process of evaluating various strategic alternatives to improve the profitability of our operations in the United States. Some of these alternatives may involve the sale of some of these operations. Our banking and processing businesses in Puerto Rico continue to perform well despite a weak economy. Banco Popular de Puerto Rico met our expectations for the first half of the year with that segment reporting net income amounting to $191.3 million even with significant increases in its provision for loan losses. In addition, we remain strongly capitalized with over $1 billion of Tier I capital in excess of the regulatory “well capitalized requirement.”

Financial results for the quarter ended June 30, 2008 were principally impacted by the following items (on a pre-tax basis compared to the second quarter of 2007):

•	Lower net interest income by $33.5 million due to the sale and reduction of various low margin assets.

•	Higher provision for loan losses for the second quarter of 2008, which increased by $75.5 million as compared with the same period in 2007.

•	Net losses attributable to changes in the fair value of Popular Financial Holdings’ (“PFH”) loans and bond certificates measured at fair value pursuant to SFAS No. 159 amounted to $35.9 million for the quarter ended June 30, 2008.

•	Lower net gain on sale of loans and valuation adjustments on loans held-for-sale by $29.7 million for the second quarter of 2008, with PFH and E-LOAN showing a reduction of approximately $34 million.

The above were partially offset by:

•	Higher combined net gains on sale and valuation adjustments of investment securities and trading account profits by $32.9 million, primarily resulting from sales of agency securities and a higher volume of mortgage loans pooled and sold as mortgage-backed securities in the secondary markets in the Banco Popular de Puerto Rico reportable segment. Refer to “Balance Sheet comments” for further information.

•	Higher other non-interest income by $22.9 million.

•	Lower operating expenses by $13.3 million.

•	Income tax benefit of $31.2 million for the second quarter of 2008, compared with income tax expense of $23.6 million for the same quarter in 2007.

During the second quarter of 2008, the Corporation successfully completed the public offering of $400 million of 8.25% Non-cumulative Monthly Income Preferred Stock, Series B, which qualify in its entirety as “Tier I” capital for risk-based capital ratios.  The offering, which was oversubscribed, was priced at $25 per share. The preferred stock issue was completely sold in Puerto Rico. Net proceeds will be used for general corporate purposes, including funding subsidiaries and increasing Popular’s liquidity and capital.

Net interest income

Net interest income for the second quarter of 2008 was $337.9 million, compared with $371.4 million for the second quarter of 2007. The reduction in net interest income reflects the $6.7 billion reduction in the Corporation’s earnings assets as shown in the table below. The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended June 30, 2008, compared with the same quarter in 2007:

	Average balances				Average Yields / Costs
	2nd Quarter	2nd Quarter	Dollar	%	2nd Quarter	2nd Quarter
(Dollars in billions)	2008	2007	Variance	Variance	2008	2007	Variance
Money market, trading and investment securities	$9.3	$11.1	($1.8)	(16%)	4.42%	4.65%	(0.23%)

Loans:
Commercial *	15.9	14.9	1.0	7	5.97	7.71	(1.74)
Mortgage	5.7	11.3	(5.6)	(50)	7.49	7.17	0.32
Consumer	5.1	5.3	(0.2)	(4)	10.48	10.78	(0.30)
Lease financing	1.1	1.2	(0.1)	(8)	8.07	7.81	0.26

Total loans	27.8	32.7	(4.9)	(15)	7.19	8.03	(0.84)

Total earning assets	$37.1	$43.8	($6.7)	(15%)	6.50%	7.17%	(0.67%)

Interest bearing deposits	$22.9	$20.9	$2.0	10%	2.96%	3.51%	(0.55%)
Short-term borrowings	5.6	9.3	(3.7)	(40)	3.07	5.15	(2.08)
Long-term borrowings	3.9	8.2	(4.3)	(52)	5.30	5.41	(0.11)

Total interest bearing liabilities	32.4	38.4	(6.0)	(16)	3.26	4.32	(1.06)

Non-interest bearing sources of funds	4.7	5.4	(0.7)	(13)

Total funds	$37.1	$43.8	($6.7)	(15%)	2.84%	3.78%	(0.94%)

Net interest spread					3.24%	2.85%	0.39%

Net interest yield					3.66%	3.39%	0.27%

*Includes commercial construction loans

The increase in the net interest yield was mainly the result of lower funding costs on short-term borrowings and interest bearing deposits influenced in part by the reductions in interest rates by the Federal Reserve and to strategies undertaken by management to reduce low yielding assets. These positive variances were partially offset by the repricing of the floating rate loan portfolios as well as the origination activity in a lower rate environment and by the decreases in the mortgage loan portfolio due to the sale of assets as explained below. The Federal Reserve lowered the federal funds target rate by 325 basis points from June 30, 2007 to June 30, 2008.

The reduction in average earning assets for the second quarter of 2008 when compared to the same quarter in 2007 was principally due to the sale of a significant portion of PFH’s mortgage and consumer loan portfolios in the first quarter of 2008, the recharacterization transaction completed in December 2007, as well as the shutdown of the loan origination activities at that subsidiary and the reduction in E-LOAN volume due to the restructuring plan commenced in the fourth quarter of 2007. Also affecting the volume of earning assets was a decrease in auto loans due to loan portfolio sales by E-LOAN and declining overall unit sales in the market, and maturities of investment securities. These reductions were partially offset by a higher volume of commercial, construction, credit cards and personal loans. The increase in average interest bearing deposits was principally in brokered certificates of deposit. Refer to “Balance Sheets comments” for a general description of the main factor that drove the increase in brokered certificates of deposits during the third quarter of 2007.

The net interest yield for the quarter ended June 30, 2008 remained stable compared to the 3.66% reported in the quarter ended March 31, 2008.

Provision for loan losses and credit quality

The provision for loan losses totaled $190.6 million or 163% of net charge-offs for the quarter ended June 30, 2008, compared with $115.2 million or 125%, respectively, for the same quarter in 2007, and $168.2 million or 172%, respectively, for the quarter ended March 31, 2008. The provision for loan losses for the quarter ended June 30, 2008, when compared with the same quarter in 2007, reflects higher net charge-offs by $24.5 million, mainly in commercial loans by $21.9 million, consumer loans by $7.6 million, construction loans by $5.8 million and lease financing by $0.9 million, partially offset by a reduction of $11.7 million in mortgage loans. The latter was influenced in part by the reduced mortgage loan volume at PFH due to the restructuring activities that took effect in 2007 and beginning of 2008, and the recharacterization transaction. The higher level of provision for the quarter ended June 30, 2008 reflects current economic conditions, including a recessionary cycle in Puerto Rico, and deteriorating credit quality trends, primarily in the Puerto Rico commercial and construction loan portfolio and in the U.S. consumer loan portfolio.

The increase of $18.8 million in net charge-offs for the quarter ended June 30, 2008, compared with the quarter ended March 31, 2008, resulted primarily from higher net charge-offs in commercial loans by $10.9 million, construction loans by $5.8 million and consumer loans by $1.9 million.

The following table presents annualized net charge-offs to average loans by loan category.

Annualized net charge-offs to average loans held-in-portfolio
	2nd	1st	2nd
	Quarter	Quarter	Quarter
	2008	2008	2007
Commercial	1.17%	0.86%	0.54%
Construction	1.13	—	—
Lease financing	1.65	1.80	1.24
Mortgage	0.93	0.86	0.87
Consumer	4.49	4.25	3.61

Total portfolio	1.76%	1.48%	1.16%

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 2.47% of loans held-in-portfolio at June 30, 2008, compared with 2.18% at March 31, 2008 and 1.76% at June 30, 2007.

Non-performing assets, excluding non-performing assets measured at fair value pursuant to SFAS No. 159, totaled $1,026 million at June 30, 2008, and increased by $160 million since March 31, 2008 primarily related to commercial loans by $60 million, construction loans by $45 million, mortgage loans by $31 million, consumer loans by $6 million, and other real estate by $18 million. Total non-performing loans measured at fair value pursuant to SFAS No. 159 amounted to $110 million at June 30, 2008 and March 31, 2008.

Non-interest income

Non-interest income totaled $193.6 million for the quarter ended June 30, 2008, compared with $203.4 million for the same quarter in 2007. The principal variances within non-interest income included:

•	Net losses attributable to changes in the fair value of Popular Financial Holdings’ loans and bond certificates accounted at fair value pursuant to SFAS No. 159 amounted to $35.9 million for the quarter ended June 30, 2008, which includes losses of $31.0 million related to the loans and $4.9 million associated with the bond certificates.

•	Lower net gain on sale of loans and valuation adjustments on loans held-for-sale by $29.7 million for the second quarter of 2008, with PFH and E-LOAN contributing with a reduction of approximately $34 million, primarily due to the downsizing of those operations since 2007. Also, during the quarter ended June 30, 2008, PFH recorded losses of approximately $7.1 million related to $12.3 million in loans repurchased under payment default indemnification clauses, which terminated in April 2008. Furthermore, during the quarter ended June 30, 2008, E-LOAN completed a sale of approximately $99 million in auto loans that were originated prior to the restructuring at that subsidiary in late 2007. E-LOAN recognized approximately $4.2 million in losses related to that sale.

The above were partially offset by:

•	As indicated previously in this press release, there were higher combined net gains on sale and valuation adjustments of investment securities and trading account profits by $32.9 million. Refer to “Balance sheet comments” for further information on the main transactions that contributed to this favorable change.

•	Higher other non-interest income by $22.9 million, mostly driven by increases in other service fees, primarily related to the debit, credit card and mortgage servicing operations.

Operating expenses

Operating expenses totaled $347.7 million for the quarter ended June 30, 2008, a decrease of $13.3 million, or approximately 4%, compared with the same quarter in 2007. The principal reductions were in the categories of professional fees and business promotion, primarily related to the downsizing of the PFH and E-LOAN’s operations. Partially offsetting those favorable variances was $10.1 million in reserves for unfunded loan commitments recorded during the second quarter of 2008, primarily related to commercial and consumer lines of credit. These reserves for unfunded exposures remain separate and distinct from the allowance for loan losses.

Income taxes

Income tax benefit amounted to $31.2 million for the quarter ended June 30, 2008, compared with income tax expense of $23.6 million for the same quarter of 2007. This variance increase was primarily due to the losses in the Corporation’s U.S. operations and higher capital gains subject to a preferential tax rate in Puerto Rico.

The Corporation’s net deferred tax assets as of June 30, 2008, amounted to $808 million, compared with $525 million as of December 31, 2007. The increase in net deferred tax asset as of June 30, 2008 consisted principally of timing differences in the recognition of the provision for loan losses under GAAP and actual net charge offs under the tax code, net operating losses carryforward in the U.S. operations and the measurement of certain loans and bonds certificates of PFH at fair value pursuant to SFAS No. 159.

Balance sheet comments

The accompanying Exhibit A provides information on principal categories of the Corporation’s balance sheet at June 30, 2008, March 31, 2008, and June 30, 2007 and the following sections provide more detailed information.

Investment securities

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $7.9 billion at June 30, 2008, compared with $8.0 billion at March 31, 2008 and $9.4 billion at June 30, 2007. The Corporation holds investment securities primarily for liquidity, yield enhancement and interest rate risk management. The portfolio primarily includes very liquid, high quality debt securities. The decline in the Corporation’s available-for-sale and held-to-maturity investment portfolios from June 30, 2007 to the same date in 2008 was mainly associated with the maturities of securities.

The Corporation sold $2.4 billion in U.S. agency securities during the quarter ended June 30, 2008 to reduce its vulnerability to declining interest rates. The proceeds were reinvested primarily in U.S. agency securities, and to a lesser extent mortgage-backed securities, with a longer average duration. This sale generated a capital gain of approximately $28.3 million in the second quarter of 2008.

Before the completion of the transaction, the Corporation had an “asset sensitive” position, whereby net interest income simulations suggested that a decline in the general level of interest rates would be expected to exert downward pressure on the Corporation’s future net interest income. To mitigate this risk, the Corporation extended the duration of the securities portfolio. The degree of asset sensitivity on the balance sheet was thus reduced with these transactions.

Loans

A breakdown of the Corporation’s total loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	June 30, 2008	March 31, 2008	Variance	June 30, 2007	Variance
Commercial	$13.8	$13.7	$0.1	$13.6	$0.2
Construction	2.1	2.0	0.1	1.6	0.5
Mortgage	5.6	6.0	(0.4)	11.0	(5.4)
Consumer	5.0	5.1	(0.1)	5.4	(0.4)
Lease financing	1.1	1.1	—	1.2	(0.1)

Total	$27.6	$27.9	($0.3)	$32.8	($5.2)

Approximately $232 million in residential mortgage loans originated in Puerto Rico from BPPR’s loan portfolio were securitized into agency mortgage-backed securities (“MBS”) and sold in the secondary markets during the second quarter of 2008. The MBS sale generated a gross gain of approximately $8.8 million for the quarter ended June 30, 2008 and the sale proceeds were reinvested in U.S. agency securities. The objective of the sale was to reduce the Corporation’s level of mortgage loans retained in portfolio and enhance its return on risk-weighted capital.

The decline in mortgage and consumer loans from June 30, 2007 to June 30, 2008 was also influenced by the recharacterization transaction in December 2007, the sale of PFH’s loans to American General in the first quarter of 2008, auto loan sales by E-LOAN and unrealized losses due to SFAS No. 159 fair value adjustments on the loan portfolio measured at fair value, which primarily impacted consumer and mortgage loans. All these factors contributed to the decline in loans from June 30, 2007 to the same date in 2008, together with the impact of the portfolio run off at PFH and the downsizing of E-LOAN.

Deposits

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	June 30, 2008	March 31, 2008	Variance	June 30, 2007	Variance
Demand *	$5.1	$4.8	$0.3	$5.0	$0.1
Savings	9.9	10.0	(0.1)	9.5	0.4
Time	12.1	12.2	(0.1)	10.9	1.2

Total deposits	$27.1	$27.0	$0.1	$25.4	$1.7

* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit amounted to $2.1 billion at June 30, 2008, $2.5 billion at March 31, 2008 and $0.6 billion at June 30, 2007. One of the strategies followed by management in response to the unprecedented market disruptions during the later part of 2007 was the utilization of brokered certificates of deposit to replace a portion of the exposure to uncommitted lines of credit. Management reduced partially the overall outstanding balance of brokered certificates of deposit during the quarter ended June 30, 2008 and financed the reduction with short-term borrowings. The Corporation will place less reliance on this funding source as liquidity conditions permit.

Borrowings and capital

The accompanying Exhibit A also provides information on outstanding borrowings and stockholders’ equity at June 30, 2008 and 2007, and March 31, 2008.

Stockholders’ equity totaled $3.7 billion at June 30, 2008, compared with $3.5 billion at March 31, 2008, and $3.7 billion at June 30, 2007. The increase in stockholders’ equity from March 31, 2008 to June 30, 2008 of $234 million was principally due to the $400 million preferred stock offering, which qualifies as “Tier I” capital. This favorable variance was partially offset by the impact of an unrealized loss position in the valuation of the available-for-sale securities portfolio, net of tax, of $21 million as of June 30, 2008, compared with an unrealized gain position, net of tax, of $114 million as of March 31, 2008. Also, the increase resulting from the preferred stock offering was partially offset by a reduction in retained earnings as a result of the dividends paid.

Regulatory capital ratios also improved during the quarter ended June 30, 2008 as a result of the $400 million preferred stock offering. Below is a summary of the Corporation’s estimated regulatory capital ratios and the estimated amount maintained over regulatory “well capitalized” thresholds as of June 30, 2008:

			Minimum to be “well	Excess over “well
($ in billions)	June 30, 2008	March 31, 2008	capitalized”	capitalized”
Tier I risk-based capital	10.50%	9.55%	6.00%	$1.5
Total risk-based capital	11.75%	10.82%	10.00%	0.6
Tier I leverage	8.50%	7.43%	5.00%	1.4

Average tangible common equity increased to 6.20% as of June 30, 2008 compared to 5.82% as of March 31, 2008. Management believes that the enhancement of the Corporation’s capital will allow the Corporation to successfully meet the challenges of the current business environment.

Forward-Looking statements

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment, as well as general changes in business market and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN, and Popular Financial Holdings (“PFH”). BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN offers online consumer direct lending and provides an online platform to raise deposits for BPNA. PFH primarily continues to carry a maturing loan portfolio and operates a mortgage loan servicing unit. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

					2 nd
					Quarter
					2008 vs
			2 nd		1st
Financial Summary	Quarter ended		Quarter	Quarter ended March	Quarter
(Unaudited)	June 30,		2008 vs 2007	31	2008
	2008	2007	$ Variance	2008	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$600,155	$784,911	($184,756)	$680,943	($80,788)

Interest expense	262,270	413,494	(151,224)	323,754	(61,484)

Net Interest income	337,885	371,417	(33,532)	357,189	(19,304)

Provision for loan losses	190,640	115,167	75,473	168,222	22,418

Net interest income after provision for loan losses	147,245	256,250	(109,005)	188,967	(41,722)

Net gain on sale and valuation adjustments of investment securities	27,763	1,175	26,588	47,940	(20,177)

Trading account profit	16,711	10,377	6,334	4,464	12,247

(Loss) gain on sale of loans and valuation adjustments on loans held-for-sale	(1,453)	28,294	(29,747)	68,745	(70,198)

Losses from changes in fair value related to instruments measured at fair value pursuant to SFAS No. 159	(35,922)	—	(35,922)	(3,020)	(32,902)

Other non-interest income	186,473	163,529	22,944	189,846	(3,373)

Total non-interest income	193,572	203,375	(9,803)	307,975	(114,403)

Personnel costs	161,885	164,288	(2,403)	175,179	(13,294)

Amortization of intangibles	2,490	2,813	(323)	2,492	(2)

Other operating expenses	183,358	193,952	(10,594)	194,844	(11,486)

Total operating expenses	347,733	361,053	(13,320)	372,515	(24,782)

Net (loss) income before income tax	(6,916)	98,572	(105,488)	124,427	(131,343)

Income tax (benefit) expense	(31,166)	23,622	(54,788)	21,137	(52,303)

Net income	$24,250	$74,950	($50,700)	$103,290	($79,040)

Net income applicable to common stock	$18,247	$71,972	($53,725)	$100,312	($82,065)

Basic and diluted earnings per common share	$0.06	$0.26		$0.36

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	280,773,513	279,355,701		280,254,814

Average common shares outstanding – assuming dilution	280,773,513	279,443,859		280,254,814

Common shares outstanding at end of period	280,983,132	279,326,816		280,547,741

Market value per common share	$6.59	$16.07		$11.66

Book value per common share	$11.10	$12.57		$11.71

Market Capitalization – (In millions)	$1,852	$4,489		$3,271

Selected Average Balances – (In millions)

Total assets	$40,845	$47,140	($6,295)	$42,705	($1,860)

Investment securities available-for-sale and held-to-maturity	7,696	9,812	(2,116)	8,392	(696)

Trading and other investment securities	1,036	817	219	1,063	(27)

Total loans	27,766	32,766	(5,000)	28,834	(1,068)

Earning assets	37,074	43,828	(6,754)	39,068	(1,994)

Deposits	26,994	24,924	2,070	27,557	(563)

Borrowings	9,487	17,563	(8,076)	10,948	(1,461)

Interest-bearing liabilities	32,351	38,422	(6,071)	34,329	(1,978)

Stockholders’ equity	3,519	3,886	(367)	3,332	187

Selected Financial Data at Period-End – (In millions)

Total assets	$41,679	$46,985	($5,306)	$41,822	($143)

Investment securities available-for-sale and held-to-maturity	7,935	9,404	(1,469)	8,034	(99)

Trading and other investment securities	740	837	(97)	814	(74)

Total loans	27,632	32,752	(5,120)	27,931	(299)

Earning assets	37,205	43,568	(6,363)	37,681	(476)

Deposits	27,116	25,386	1,730	26,967	149

Borrowings	10,000	17,109	(7,109)	10,392	(392)

Interest-bearing liabilities	32,634	38,214	(5,580)	33,105	(471)

Stockholders’ equity	3,706	3,697	9	3,472	234

Performance Ratios

Net interest yield *	3.66%	3.39%		3.66%

Return on assets	0.24	0.64		0.97

Return on common equity	2.08	7.80		12.83

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$116.6	$92.1	$24.5	$97.8	$18.8

Allowance for loan losses	$653	$565	$88	$579	$74

Non-performing assets, excluding loans measured at fair value	$1,026	$971	$55	$866	$160

Non-performing loans measured at fair value (SFAS No. 159)	$110	—	$110	$110	$0

Non-performing loans, excluding loans measured at fair value, to loans held-in-portfolio	3.49%	2.67%		2.94%

Non-performing loans measured at fair value to loans measured at fair value (SFAS No. 159)	13.07	—		11.91

Allowance for loan losses to non-performing loans held-in-portfolio	70.69	65.81		74.21

Allowance for loans losses to loans held-in-portfolio	2.47	1.76		2.18

*Not on a taxable equivalent basis.
Note: Certain reclassifications have been made to prior periods to conform with this quarter.

Financial Summary	For the six months ended
(Unaudited)	June 30,
	2008	2007	$ Variance
Summary of Operations (In thousands, except share information)

Interest income	$1,281,098	$1,558,506	($277,408)

Interest expense	586,024	832,107	(246,083)

Net Interest income	695,074	726,399	(31,325)

Provision for loan losses	358,862	211,513	147,349

Net interest income after provision for loan losses	336,212	514,886	(178,674)

Net gain on sale and valuation adjustments of investment securities	75,703	82,946	(7,243)

Trading account profit (loss)	21,175	(3,787)	24,962

Gain on sale of loans and valuation adjustments on loans held-for-sale	67,292	31,728	35,564

Losses from changes in fair value related to instruments measured at fair value pursuant to SFAS No. 159	(38,942)	—	(38,942)

Other non-interest income	376,319	344,664	31,655

Total non-interest income	501,547	455,551	45,996

Personnel costs	337,064	342,663	(5,599)

Amortization of intangibles	4,982	5,796	(814)

Other operating expenses	378,202	387,922	(9,720)

Total operating expenses	720,248	736,381	(16,133)

Net income before income tax	117,511	234,056	(116,545)

Income tax (benefit) expense	(10,029)	40,459	(50,488)

Net income	$127,540	$193,597	($66,057)

Net income applicable to common stock	$118,559	$187,641	($69,082)

Basic and diluted earnings per common share	$0.42	$0.67

Dividends declared per common share	$0.32	$0.32

Average common shares outstanding	280,514,164	279,218,147

Average common shares outstanding – assuming dilution	280,514,164	279,335,818

Common shares outstanding at end of period	280,983,132	279,326,816

Market value per common share	$6.59	$16.07

Book value per common share	$11.10	$12.57

Market Capitalization – (In millions)	$1,852	$4,489

Selected Average Balances – (In millions)

Total assets	$41,775	$47,225	($5,450)

Investment securities available-for-sale and held-to-maturity	8,044	9,933	(1,889)

Trading and other investment securities	1,050	853	197

Total loans	28,300	32,712	(4,412)

Earning assets	38,071	43,902	(5,831)

Deposits	27,276	24,630	2,646

Borrowings	10,218	17,940	(7,722)

Interest-bearing liabilities	33,340	38,542	(5,202)

Stockholders’ equity	3,425	3,854	(429)

Performance Ratios

Net interest yield *	3.66%	3.31%

Return on assets	0.61	0.83

Return on common equity	7.11	10.32

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$214.4	$168.9	$45.5

Allowance for loan losses	$653	$565	$88

Non-performing assets, excluding loans measured at fair value	$1,026	$971	$55

Non-performing loans measured at fair value (SFAS No. 159)	$110	—	$110

Non-performing loans, excluding loans measured at fair value, to loans held-in-portfolio	3.49%	2.67%

Non-performing loans measured at fair value to loans measured at fair value (SFAS No. 159)	13.07	—

Allowance for loan losses to non-performing loans held-in-portfolio	70.69	65.81

Allowance for loans losses to loans held-in-portfolio	2.47	1.76

• Not on a taxable equivalent basis.
Note: Certain reclassifications have been made to prior periods to conform with this quarter.